PROSPECTUS SUPPLEMENT DATED AUGUST 8, 2000      FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED FEBRUARY 9, 2000                  REGISTRATION NO. 333-92577
                                                             CUSIP NO. 00826TAB4

                                AFFYMETRIX, INC.
                                  $150,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
     1,219,515 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated February 9, 2000 relating to the potential sale from time to time of up to $150,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                         AND OFFERED         THE NOTES        OFFERED      THE OFFERING
----                                      ------------------   -------------   -------------   -------------
Credit Suisse First Boston
  Corporation...........................       2,580,000            20,975        20,975              --

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that Credit Suisse First Boston was an initial purchaser in connection with the offer and sale of the notes in September 1999 and from time to time performs investment banking services, for which it receives customary fees.